Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

BAYVIEW ACQUISITION CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee (3)(5)

Fees to Be Paid	Equity	Units, each consisting of one ordinary share and one right(2)(3)	457	(a)	1,150,000	$10.00		$11,500,000	$0.00014760	$1,697.40
	Equity	Ordinary Shares, included as part of the Units(3)	Other		1,150,000	-		-	-	-	(4)
	Equity	Whole Rights, included as part of the Units(3)	Other		1,150,000	-		-	-	-	(4)
	Equity	Ordinary Shares underlying the Rights included as part of the Units	Other		115,000	$10.00		$1,150,000	$0.00014760	$169.	74
Previous Paid	Equity	Unit Purchase Option (“UPO”)	457	(a)	1	$100.00		$100.00	$0.00014760	$0.01
Fees to Be Paid	Equity	Units underlying the UPO (“UPO Units”), each consisting of one ordinary share and one right(2)(3)	457	(a)	103,500	$11.50		$1,190,250.00	$0.00014760	$175.68
	Equity	Ordinary Shares, included as part of the UPO Units(3)	Other		103,500	-		-	-	-	(4)
	Equity	Whole Rights, included as part of the UPO Units(3)	Other		103,500	-		-	-	-	(4)
	Equity	Ordinary Shares underlying the Rights included as part of the UPO Units	Other		10,350	$10.00		$103,500	$0.00014760	$15.28

	Total Offering Amounts						$			$2058.11
	Total Fees Previously Paid									$0.01
	Total Fee Offsets									-
	Net Fee Due									$2058.10

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Representing 1,150,000 units, including 1,000,000 units to be issued in the offering and up to 150,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any—for the UPO Units, 103,500 units, including 90,000 units to be issued in the offering and up to 13,500 units which may be issued upon exercise of such over-allotments—each consisting of one ordinary share, and one right to acquire one-tenth of an ordinary share.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A